Exhibit 10.3

TRANSITION SERVICES AGREEMENT

by and among

Calpine Corporation,

Calpine Fuels Corporation,

Rosetta Resources Texas LP,

Rosetta Resources California, LLC,

Rosetta Resources Offshore, LLC,

Rosetta Resources Rockies, LLC,

Rosetta Resources Inc.

and

Calpine Natural Gas L.P.

July 7, 2005

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ARTICLE X MISCELLANEOUS		16
10.1	Assignment.	16
10.2	Notices.	16
10.3	Governing Law.	18
10.4	Headings.	18
10.5	No Third Person Beneficiaries.	18
10.6	Counterparts.	18
10.7	Amendment.	18
10.8	Severability.	18
10.9	Entire Agreement.	19
10.10	Construction.	19
10.11	Dispute Resolution.	19
10.12	Conflict.	19
10.13	Confidentiality.	19
10.14	Preservation of Legal Privileges.	20
10.15	Joint Defense Privilege.	20
10.16	Exclusive Remedy; Survival of Indemnity Obligations.	22

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ANNEX LIST

Annex 1	Subject Companies

Annex 3.3(a) Part 1	Description of Information Services

Annex 3.3(a) Part 2	Breakdown by Application of Software Maintenance Fees

Annex 3.4	Rosetta Non-Consent Support Services and Rosetta Excluded Property Services

Annex 5.2	Monthly Settlement Statement

Annex 5.3	Sample Report

Annex 7.2	Records in Electronic Form

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Transition Agreement”) is made and entered into on July 7, 2005, by and among Rosetta Resources Texas LP, a Delaware limited partnership, Rosetta Resources California, LLC, a Delaware limited liability company, Rosetta Resources Offshore, LLC, a Delaware limited liability company, Rosetta Resources Rockies, LLC, a Delaware limited liability company, (collectively the “Subject Companies”), Rosetta Resources Inc., a Delaware corporation (“Rosetta”), Calpine Natural Gas L.P., a Delaware limited partnership (“CNGLP”), Calpine Corporation, a Delaware corporation (“Calpine”), and Calpine Fuels Corporation, a California corporation (“Calpine Fuels”), The entities in the preceding sentence are sometimes herein collectively called “Parties” and each individually a “Party.”

R E C I T A L S:

The Sellers have entered into the Purchase and Sale Agreement (“Purchase and Sale Agreement”) pursuant to which the Sellers agreed to sell, and Rosetta agreed to purchase, the equity of the Subject Companies.

Calpine and the Subject Companies have entered into the Transfer and Assumption Agreement (“Transfer Agreement”) pursuant to which certain of the Subject Companies have been conveyed a portion of the Properties. As provided in more detail in the Transfer Agreement, if a Consent necessary to transfer a property was not obtained, such property was retained and Seller and Rosetta, for six (6) months after Closing (“Consent Period”), shall attempt to obtain such Consent, and intend to transfer such property to the Subject Companies if such Consent is obtained by the end of the Consent Period.

Rosetta desires that the Sellers provide certain services for all the Properties, including the Non-Consent Properties, for a certain interim transitional period and Sellers desire that Rosetta provide Sellers certain support in connection with such services and certain services in connection with such Properties including the Non-Consent Properties for which such Consent is not obtained.

ARTICLE

IDEFINITIONS

1.1 Capitalized Terms. The capitalized terms used in this Transition Agreement that are defined in the Purchase and Sale Agreement shall have the meaning ascribed to them in such agreement, and the following terms shall have the meaning ascribed to them below:

“Additional Services” are defined in Section 3.5.

“Applicable Laws” are defined in Section 4.1.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in San Jose, California or Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

“Calpine” is defined in the Preamble.

“Calpine Fuels” is defined in the Preamble.

“CNGLP” is defined in the Preamble.

“Common Representation” is defined in Exhibit H to the Transfer Agreement, provided that for purposes of this Transition Agreement such term shall expressly include the performance of Retained Liability Services or any other services provided hereunder relating to any claims by third parties.

“Confidential Information” is defined in Section 10.13.

“Consent Period” is defined in the above Recitals.

“Consulting Costs” is defined in the Section 3.4.

“Cured Non-Consent Properties” means those Non-Consent Properties for which Consents are obtained within the Consent Period and which are transferred to the Subject Companies in accordance with the provisions of the Purchase and Sale Agreement.

“Current Month Settlement” is defined in Section 5.2.

“Effective Time” is defined in Section 10.15.

“Excluded Properties” means, after the end of the Consent Period, those Non-Consent Properties for which the Consents necessary to transfer the Properties to the Subject Companies are not obtained within the Consent Period and that are excluded from the Properties transferred to the Subject Companies as provided in more detail in the Transfer Agreement.

“Facilities” is defined in Section 3.6.

“Fee Statement” is defined in Section 5.1.

“Force Majeure” is defined in Section 9.2.

“Indemnified Claims” is defined in Section 10.15.

“Indemnitee” is defined in Section 10.15.

“Indemnitor” is defined in Section 10.15.

“Law firm” is defined in Section 10.15.

“Lawsuit” is defined in Section 10.15.

“Monthly Settlement Statement” is defined in Section 5.2.

“Non-Consent Properties” means, during the period beginning on the Closing Date and ending on the earlier of the end of the Consent Period and the date Properties are transferred under Section 5(e) of the Transfer Agreement, all the Properties that were retained by a Seller in accordance with the Transfer Agreement and Purchase and Sale Agreement in order to permit Rosetta and the Sellers to attempt to obtain the Consents necessary to transfer such Properties to the Subject Companies, provided such term does not include any Excluded Properties after the end of the Consent Period.

“Party Representative” is defined in Section 10.15.

“Privilege” is defined in Section 10.14.

“Production Month Volume” means the volume of Hydrocarbons produced during a particular calendar month.

“Purchase and Sale Agreement” is defined in the above Recitals.

“Representatives” is defined in Section 3.2.

“Retained Liability Services” is defined in Section 3.4.

“Rosetta” is defined in the Preamble.

“Rosetta Excluded Property Services” is defined in Section 3.4.

“Rosetta Non-Consent Support Services” is defined in Section 3.4.

“Rosetta Service Fee” is defined in Section 2.1.

“Rosetta Services” means all the services that Rosetta is obligated to provide or cause its Affiliates to provide pursuant to Section 3.4, including Rosetta Non-Consent Support Services, Rosetta Excluded Property Services and Retained Liability Services, and any Additional Service provided pursuant to Section 3.5 and Article V.

“Sellers” mean Calpine Natural Gas Holdings LLC and Calpine Fuels collectively and “Seller” means each of the Sellers individually. It is expressly understood that the term “Sellers” does not include CNGLP, but does for the purposes of this Transition Agreement include Calpine.

“Sellers’ Service Fee” is defined in Section 2.1.

“Sellers’ Services” means, collectively, all services provided by Sellers or their Affiliates pursuant to Sections 3.3 and 3.5.

“Service Fee” is defined in Section 2.1.

“Service Provider” means (a) the Sellers and their Affiliates with respect to the performance of Sellers’ Services and (b) Rosetta and its Affiliates with respect to the performance of Rosetta Services.

“Service Recipient” means (a) Rosetta and its Affiliates with respect to the performance of Sellers’ Services by the Sellers and their Affiliates and (b) the Sellers and their Affiliates with respect to the performance of Rosetta Services by Rosetta and its Affiliates.

“Subject Companies” is defined in the Preamble.

“Statement Date” is defined in Section 5.1.

“Term” is defined in Section 2.2.

“Transfer Agreement” is defined in the above Recitals.

“Transferred Properties” means all of the Properties except the Non-Consent Properties.

“Transition Agreement” is defined in the Preamble.

ARTICLE II

SERVICE FEE AND TERM

2.1 Service Fee. Rosetta shall pay to Sellers for the performance of Sellers’ Services an aggregate monthly fee equal to the sum of the fees (which fees are approximately equivalent to the amount that has historically been allocated for similar services) which are set forth for each service in Section 3.3 including any fees billed by the hour (the “Sellers’ Service Fee”) for each calendar month during the Term applicable to Sellers’ Services. Notwithstanding the foregoing in the event Rosetta notifies Sellers that it is assuming responsibility for any category of the Sellers’ Services set forth in Section 3.3 for which a separate monthly fee is specified, the subsequent monthly Service Fee shall be reduced by the amount of the monthly fee specified for such service. Calpine shall not be obligated to pay any fees for the Rosetta Non-Consent Support Services or other services for 12 months from the Effective Time. After the six (6) month period, Calpine shall pay for any Rosetta Excluded Property Services, any third party costs or other expenses incurred by Rosetta and any additional documented time of Calpine employees necessary to provide such services (“Rosetta’s Service Fee”). Sellers’ Service Fee and Rosetta’s Service Fee are collectively referred to herein as the “Service Fee”.

2.2 Term. Subject to the other provisions hereof, this Transition Agreement shall be effective on the date of the Closing and shall continue in effect (a) until six (6) months after Closing with respect to the Seller’s Services and Rosetta Non-Consent Support Services for the Non-Consent Properties, (b) until one (1) year after the Closing with respect to the performance of Sellers’ Services and Rosetta Non-Consent Support Services for each of the Transferred Properties, or (c) until two (2) years after the Closing with respect to the performance of Rosetta Excluded Property Services for any Excluded Properties (the period this Transition Agreement is in effect with respect to a particular service is herein called the “Term”). Upon receipt of notice from Rosetta or Calpine that it is assuming responsibility for a category of services, the Service Provider providing services shall have no further obligation to provide such services under this Transition Agreement. Each Party or its Affiliates shall assume and be responsible for providing any further services being provided after the end of the Term.

ARTICLE III

SERVICES TO BE PROVIDED

3.1 General. Except for Rosetta Services, nothing herein shall require a Service Provider to provide services which it or its Affiliates had not been providing before the Closing or to provide records, financial information, or other information which is not kept or reported by the Service Provider in the ordinary course of business. Nothing herein shall require a Service Provider to install, at its cost or expense, any equipment or expand any systems, or provide any services at any location beyond the level or type of services provided by Service Provider (or as was historically provided by the Calpine employees) as of the date hereof.

3.2 Personnel. Each Service Provider shall provide (i) sufficient personnel, including, as necessary or appropriate, contractors, agents or consultants (the “Representatives”), with the appropriate background and experience and (ii) equipment and facilities to perform the services it provides hereunder in a timely manner. Neither Party shall be obligated to hire any employees or, except as provided in Section 3.4(b), retain any outside attorneys, consultants, engineers, or experts to provide the services under this Transition Agreement.

3.3 Sellers’ Services. Calpine shall cause Sellers to provide or cause their Affiliates to provide the following specific services to Rosetta or its Affiliates with respect to each Transferred Property for the duration of the Term. Sellers shall not be obligated to provide Rosetta any of the services currently being provided by CNGLP to Calpine, under the Agency and Contract Operator Agreement dated April 25, 2002 between Calpine and CNGLP. Calpine and CNGLP agree that said Agency and Contract Operator Agreement is hereby terminated effective as of the Closing Date.

(a) Information Systems. Calpine shall cause Sellers or their Affiliates to provide Rosetta the Telecom Services, Data Storage Services, Outsourcing (SAIC) Services, Software Maintenance Services, Workforce Services and Infrastructure Services described on Annex 3.3(a) Part 1. The monthly fee for each of said services is as follows:

Telecom Services	$26,421.55
Data Storage Services	$2,919.60
Outsourcing (SAIC)	$27,984.43
Software Maintenance	$65,746.93
Workforce	$48,601.95
Shared Infrastructure	$68,889.12

Total Monthly Fee:	$240,563.58

The above monthly fee for Software Maintenance is further broken down on an annual basis by application in Annex 3.3(a) Part 2. If Rosetta decides that it does not need to continue using any of the applications listed on Annex 3.3(a) Part 2, it may terminate the receipt of software maintenance services for that application and reduce the total monthly fee for software maintenance services by the amount set forth on Annex 3.3(a) Part 2 for such application. Such termination shall be effective as of the beginning of a month, provided that (i) written notice of such termination and reduction is given to Sellers at least 20 days prior to the beginning of such month and (ii) Seller will be required to pay the fee with respect to any month and application, only to the extent amounts Sellers have paid as a third party a maintenance fee for that month and application. Sellers shall also use commercially reasonable efforts to assist Rosetta in establishing relationships with third-party service providers to provide each of the services as described in this Section 3.3(a). If Rosetta desires any new hardware or software, Sellers shall install such hardware and software if Rosetta negotiates to acquire and prepays all costs and expenses associated with the acquisition, training and installation of such hardware and software, provided that Seller not be obligated to provide any of the services described in this Section 3.3(a) and Annex 3.3(a) Part 1 with respect to any such hardware or software requested by Rosetta unless Sellers determine, in their reasonable judgment, that such hardware and software comply with Sellers’ standards and can be legally used by Sellers and does not materially conflict with or limit the use of Sellers’ systems.

(b) Consultation. During normal business hours, Rosetta shall be entitled to reasonably consult with Sellers’ management or supervisory Representatives providing the Sellers’ Services in regard to such services for a period of time not to exceed 20 hours per month. Calpine shall cause Sellers or their Affiliates to make such Representatives reasonably available to Rosetta. The fee for such service shall be $300 per hour.

(c) Legal Advisory Services. Calpine shall cause Sellers or their Affiliates to, during normal business hours, make their legal representatives available to Rosetta to ensure the orderly transition of pending legal matters to Rosetta. The fee for such service shall $300 per hour after the first forty (40) hours. The first 40 hours shall be provided at no fee.

(d) Regulatory Advisory Services. Calpine shall cause Sellers or their Affiliates to provide regulatory advisory services to Rosetta, provided, however, that Sellers shall have neither the right nor the obligation to enter into arrangements or make filings with any Government Body on behalf of Rosetta, including, without limitation, those services (i) required for the preparation of permit applications in the City of Rio Vista County, California, directed to the Attorney for Solano County and (ii) necessary to obtain regulatory approvals related to Rosetta’s purchase of the PG&E Rio Vista Gathering System, and all such services shall be provided in a manner that will not interfere with Calpine corporate policies. The monthly fee for such service shall be $300.

(e) Permitting and Construction. Calpine shall cause Sellers or their Affiliates to provide consulting services to Rosetta for the construction and permitting of Rosetta’s and the Subject Companies gas gathering systems. The monthly fee for such service shall be $1,900.00.

(f) Operating and Maintenance. Calpine shall cause Sellers or their Affiliates to provide personnel for pipeline operating and maintenance assistance to Rosetta for the operation and maintenance of Rosetta’s and the Subject Companies’ gas gathering systems. The monthly fee for such services shall be $9,000.00.

3.4 Rosetta Services.

(a) General Services. If and to the extent that CNGLP is currently provided, or has within the last twelve (12) months provided, services that are necessary, helpful or appropriate in order for Sellers or their Affiliates to perform the Sellers’ Services with respect to any of the Non-Consent Properties or the Transferred Properties, or to operate, own, maintain and manage such Non-Consent Properties, Rosetta shall provide or cause its Affiliates, including CNGLP, to provide Sellers and their Affiliates such services (“Rosetta Non-Consent Support Services”), for the applicable Term. Without limitation of the foregoing, it is expressly understood that such Rosetta Non-Consent Support Services shall also include, but are not limited to, the services described on Annex 3.4, arranging for payment of royalties and severance taxes, and obtaining, with the cooperation of Sellers, (i) any consents to transfer the Non-Consent Properties to Rosetta or a Subject Company, and (ii) any releases of bond placed by Sellers. In addition, Rosetta shall provide or cause its Affiliates, including CNGLP, to provide Sellers and their Affiliates with the same services as the Rosetta Non-Consent Support Services (“Rosetta Excluded Property Services”) for the Excluded Properties commencing at the end of the Consent Period and continuing thereafter during the Term applicable to the Excluded Properties as provided in Section 2.2.

(b) Retained Liability Services. Rosetta shall provide and shall cause its Affiliates, including CNGLP, to provide Sellers and its Affiliates, at Sellers’ sole cost and expense, such services, except for legal services (“Retained Liability Services”) (a) as may be necessary or appropriate from time to time to investigate, cure, remediate, compromise, settle, defend, prosecute, litigate or appeal any of the Sellers’ Retained Liabilities, and (ii) necessary to collect any revenue from the Transferred Properties and Cured Non-Consent Properties and pay the applicable royalties; provided that, Rosetta shall continue to withhold the applicable percentage of the royalty payments from the Rio

Vista field as are presently being withheld for Sellers’ account, until all monies for which royalty owners have been overpaid have been recovered. Rosetta’s obligation to provide and cause its other Affiliates to provide such the Retained Liability Services shall continue in effect, with regard to each of Sellers’ Retained Liabilities, so long as a claim may be legally maintained with respect to such liability and shall survive the termination or cancellation of this Transition Agreement as to all other services; provided that, in no event, shall Rosetta be obligated to provide and or cause its Affiliates to provide Retained Liability Services more than 10 years after the Closing.

(b) WestCarb Services. In addition to the foregoing and at Rosetta’s cost, Rosetta shall also be obligated to provide operating, management, consulting and technical services in connection with WESTCARB/DOE carbon dioxide monitoring project, including such services with respect to a third party drilling contractor drilling or re-completing of any wells, but excluding the costs of any third party consultants which will be selected and hired by Calpine or, if necessary, a project manager (collectively the “Consulting Costs”). Rosetta shall be responsible, and pay for the first one million dollars in third party costs excluding Consulting Costs, but including those for drilling or reworking wells, and Sellers shall pay all costs in excess thereof (and all third party costs shall be paid in advance upon twenty (20) day written request of Rosetta).

(c) Seismic Services. Rosetta shall use good faith and commercially reasonable efforts to obtain consents to transfer any geological or geophysical license for which consent to assign was not obtained prior to Closing on the most economical basis. Sellers’ share of the costs of obtaining such transfers shall not to exceed $4,500,000.00 in total.

3.5 Additional Services. Except as otherwise provided in this Section, each Service Provider shall perform or cause its Affiliates to perform any additional services (“Additional Services”) (a) that are reasonably requested by its Service Recipient, in writing, from time to time, and (b) that are reasonably necessary to effectuate an orderly transition in the operation of the Transferred Properties or Cured Non-Consent Properties or the operation of the Excluded Properties, unless such performance would significantly disrupt the operations of such Service Provider or its Affiliates or materially increase its responsibilities under this Transition Agreement. Such Service Recipient shall reimburse such Service Provider and its Affiliates for any and all costs and expenses, whether direct or indirect, including a reasonable amount for overhead, in connection with any Additional Services, so provided by such Service Provider. If the Service Provider or its Affiliates reasonably believes the performance of the Additional Services required above would significantly disrupt its operations or materially increase the scope of its responsibility under this Transition Agreement, the Parties shall negotiate in good faith to establish terms under which the Service Provider and its Affiliates shall provide such Additional Services, but such Service Provider shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

3.6 Joint Use. Subject to any agreement with third parties and if not in material violation of such agreement, any Party shall have the right to utilize any

Transferred Property and Non-Consent Property of another Party and any other property of the another Party necessary for performing their services, or to own, operate, maintain and manage such Properties (the “Facilities”). Such use shall include, but is not limited to, the use of Facilities for the separating, metering, and handling of production and delivering production to the point of sale and salt water to any existing saltwater disposal wells and disposing of salt water at the Facilities. Any Facility is and shall remain the property of the Party owning such Facility pursuant to the Transfer Agreement. The cost, risk and expense associated with any Facilities utilized shall be borne by the Parties using such Facilities in proportion to their use of such Facilities. The owner of the Facility being utilized shall retain the exclusive right to control and conduct any and all operations, including but not limited to, daily operations, maintenance, modification, and construction activities as to the Facility. The Parties use of the Non-Consent Properties shall be subject to the provisions of this Section 3.6 from the Effective Date and the provisions herein shall continue in effect for six (6) months after the Closing, or for so long thereafter until the Parties enter into a suitable and more definite agreement for the use of the Non-Consent Properties.

ARTICLE IV

PERFORMANCE AND AUTHORITY

4.1 Standard of Care – Indemnity Obligations.

(a) Each Service Provider shall provide the services that it is obligated to provide under this Transition Agreement in accordance with the management and administrative practices used and at the same level of service provided by Sellers and their Affiliates in the past in connection with the Properties and the Buyer Business. Each Service Provider shall provide the services that it is obligated to provide under this Transition Agreement in material compliance with any and all federal, state, local and tribal laws, rules and regulations (“Applicable Laws”) applicable to the particular Properties.

(b) Except for their indemnity obligations hereunder, Calpine, Sellers and their Affiliates shall have no responsibility for and shall incur no liability for any Loss of any nature suffered or incurred by Rosetta or its Affiliates arising out of or in connection with this Transition Agreement, including (i) the rendering of the Sellers’ Services by Sellers or their Affiliates, or (ii) the provision or failure of Rosetta or its Affiliates to provide Rosetta Services INCLUDING WITHOUT LIMITATION ANY LOSS ARISING OUT OF OR IN CONNECTION WITH THE NEGLIGENCE OF SELLERS AND/OR THEIR AFFILIATES OR FOR WHICH SELLERS AND/OR THEIR AFFILIATES, WOULD OTHERWISE BE STRICTLY LIABLE, unless such Losses are the result of the gross negligence or willful misconduct of Sellers and/or its Affiliates. Calpine and Sellers, at their expense, shall jointly and severally indemnify, defend and hold harmless Rosetta, its Affiliates and their respective Representatives from and against any Loss arising out of or in connection with the gross negligence or willful misconduct of Sellers and/or its Affiliates in connection with the performance of Sellers’ Services hereunder; provided that Sellers or their Affiliates shall not have any such obligation to Rosetta (A) to the extent any of Sellers or their Affiliates are unable to provide Sellers’ Services because Rosetta or its Affiliates fails to provide Rosetta Services or (B) with respect to any Rosetta Services that Rosetta or its Affiliates provide or cause to be provided. Rosetta, at its expense, shall indemnify, defend, and hold harmless Sellers their Affiliates and their respective Representatives from and against any Losses arising out of or in connection with the furnishing of Sellers’ Services hereunder by Sellers or their Affiliates, INCLUDING WITHOUT LIMITATION ANY LOSS ARISING OUT OF OR IN CONNECTION WITH THE NEGLIGENCE OF SELLERS AND/OR THEIR AFFILIATES OR FOR WHICH SELLERS AND/OR THEIR AFFILIATES WOULD OTHERWISE BE STRICTLY LIABLE, except to the extent attributable to the gross negligence or willful misconduct of Sellers and/or their Affiliates in connection with the performance of Sellers’ Services hereunder.

(c) Except for their indemnity obligations hereunder, Rosetta and its Affiliates shall have no responsibility for and shall incur no liability for any Loss of any nature suffered or incurred by Calpine and Sellers or their Affiliates arising out of or in connection with this Transition Agreement, including (i) the rendering of the Rosetta Services by Rosetta or its Affiliates, or (ii) the failure of Sellers and their Affiliates to provide Sellers’ Services INCLUDING WITHOUT LIMITATION ANY LOSS ARISING OUT OF OR IN CONNECTION WITH THE NEGLIGENCE OF ROSETTA AND/OR ITS AFFILIATES OR FOR WHICH ROSETTA AND/OR ITS AFFILIATES WOULD OTHERWISE BE STRICTLY LIABLE, unless such Losses are the result of the gross negligence or willful misconduct of Rosetta and/or its Affiliates. Rosetta, at its expense, shall indemnify, defend and hold harmless Calpine, Sellers and their Affiliates and their respective Representatives from and against any Loss arising out of or in connection with the gross negligence or willful misconduct of Rosetta and/or its Affiliates in connection with the performance of Rosetta Services hereunder; provided that Rosetta or its Affiliates shall not have any such obligation to Calpine, Seller and their Affiliates (A) to the extent Rosetta or any of its Affiliates are unable to provide Rosetta Services because Sellers or their Affiliates fail to provide Sellers’ Services or (B) with respect to any Sellers’ Services that Sellers or their Affiliates provide or cause to be provided. Calpine and Sellers, at their expense, shall jointly and severally indemnify, defend, and hold harmless Rosetta, its Affiliates, and their respective Representatives from and against any Losses arising out of or in connection with the furnishing of Rosetta Services hereunder by Rosetta or its Affiliates, INCLUDING WITHOUT LIMITATION ANY LOSS ARISING OUT OF OR IN CONNECTION WITH THE NEGLIGENCE OF ROSETTA AND/OR ITS AFFILIATES OR FOR WHICH ROSETTA AND/OR ITS AFFILIATES WOULD OTHERWISE BE STRICTLY LIABLE, except to the extent attributable to the gross negligence or willful misconduct of Rosetta or its Affiliates in connection with the performance of Rosetta Services hereunder.

4.2 Independent Contractor Relationship. The Parties acknowledge and agree that each Service Provider is an independent contractor, with the authority, subject to Section 4.4, to control, oversee and direct the performance of the details of the services it provides, the Service Recipient being only interested in the results obtained. Each Service Recipient shall have the right (to the extent not in violation of Applicable Law or inconsistent with reasonable business practices), to direct the Service Provider to conduct or not conduct services (consistent with the Service Providers’ obligations contained herein) with respect to the Properties, including the Non-Consent Properties, but the means and manner of the same shall be in the exclusive control of the applicable Service Provider.

4.3 No Joint Venture or Partnership. This Transition Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of the state in which any Party is incorporated, organized or conducting business. None of the Service Providers shall have any fiduciary obligation to the Service Recipients hereunder arising under or in connection with this Transition Agreement.

4.4 Scope of Service Providers’ Authority with Respect to Sellers’ Services. Each Service Provider’s authority to perform services is subject to the following:

(a) The Service Provider shall not have authority to execute, amend, waive, release, extend, terminate or otherwise modify any of the contracts, leases or easements affecting the Properties for which services are being provided without Service Recipient’s prior written consent.

(b) Subject to Section 4.4(c), the Service Recipient’s payment of invoices or other items shall be subject to the following procedures:

(i) All other third person invoices (including any received directly by Service Recipient and forwarded to Service Provider) shall be first approved and appropriately coded by the Service Recipient prior to payment by Service Provider. Service Recipient shall provide a description of the property and expense and shall forward invoices to the appropriately designated Service Provider office.

(c) The Service Provider shall not have the authority to do any of the following on behalf of the Service Recipient:

(i) borrow or lend money;

(ii) create any lien or encumbrance, other than operators’, carriers’, repairmens’, mechanics’, materialmen’s liens, or other like liens, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings;

(iii) purchase or sell any of the Properties;

(iv) execute any indemnification, release or waiver;

(v) take any other action not in the ordinary course of business; or,

(vi) unless otherwise expressly provided in any other written agreement between such Service Provider and such Service Recipient, participate in oil and gas futures or hedging activities.

4.5 Routine Communications. Each Service Recipient shall designate certain employees for the Service Provider’s personnel to contact for the purpose of obtaining Service Recipient’s consent as set forth in Section 4.4(a), and for other matters concerning the services that it provides hereunder.

4.6 Notice of Authority. Subject to the concurrence of the Service Recipient, the Service Provider shall, to the extent required by Applicable Law, notify third persons with whom it deals, including, but not limited to, lessors, local, state and federal agencies, operators of non-operated Properties, vendors and other owners, that it is acting as an independent contractor on behalf of Service Recipient for the limited purpose of providing services; provided, however, that to the extent allowed by Applicable Law, Rosetta or Sellers shall not notify any state tax and regulatory agencies until such time as Rosetta assumes the responsibility for filing and reporting taxes and regulatory matters on its own behalf.

ARTICLE V

FINANCIAL REPORTING

5.1 Transfer of Cash; Invoice for Services. On the last day of the first month of the Term and the last day (or if the last day is not a Business Day, the first Business Day following the last calendar day) of each calendar month thereafter (each such day being a “Statement Date”), Sellers shall pay to Rosetta via wire transfer, an amount equal to any monies Calpine or any of its subsidiaries received (a) prior to the Effective Date and (b) after the Effective Date from third parties, which is the property of Rosetta, the Subject Companies or CNGLP (“Current Month Settlement”) which shall be calculated as provided in Section 5.2 of this Transition Agreement. Notwithstanding the above, (a) Sellers shall pay Rosetta for all months of production during the Consent Period with respect to Cured Non-Consent Properties on the last day of the first month immediately following the Conveyance of such properties under the Transfer Agreement or the Purchase and Sale Agreement and (b) no such payments shall ever be made with respect to any Excluded Property. From and after the Effective Date, each Service Provider shall invoice (“Fee Statement”) the Service Recipient for all amounts owed hereunder by the Service Recipient, if any, for all services provided hereunder during the immediately preceding month. The Service Recipient shall pay all amounts owed for such services, with ten (10) days after the receipt of such invoice.

5.2 Monthly Settlement Statement. On the date any amounts are transferred pursuant to Section 5.1, Rosetta shall submit to Sellers a “Monthly Settlement Statement” prepared by Rosetta substantially in the form of Annex 5.2 attached hereto, calculating the Current Month Settlement for each calendar month for which payment is being made, to the extent any such amount has not previously been accounted for as to the Transferred Properties, the Cured Non-Consent Properties, the Non-Consent Properties and the Excluded Properties. The Current Month Settlement shall be calculated as the:

(a) Net Revenue Interest share of all revenues (less severance and production taxes allocable to the Party to be paid under the Purchase and Sale Agreement or the Transfer Agreement and paid by or on behalf of the other Party) attributable to the sale of production from the Transferred Properties, the Cured Non-Consent Properties, the Non-Consent Properties and the Excluded Properties subsequent to the Effective Time and received by the other Party:

(i) Prior to the last day of any given month, as set forth in Section 5.1, if received from an Affiliate of Sellers, or

(ii) During the prior monthly accounting cycle, if received from a third person;

(b) less, the Working Interest share of all direct operating expenses paid by Sellers for Rosetta’s account or by Rosetta for Sellers’ account, during the prior monthly accounting cycle for operations subsequent to the Effective Time (with respect to Properties operated by third persons, such direct operating expenses shall include COPAS charges);

(c) plus, COPAS credits received by Sellers during the prior monthly accounting cycle from other owners for Rosetta-operated Transferred Properties and Cured Non-Consent Properties for operations subsequent to the Effective Time;

(d) less, the Working Interest share of all capital expenditures paid by Sellers for Rosetta’s account during the prior monthly accounting cycle related to the Transferred Properties and Cured Non-Consent Properties for operations on or after the Effective Time;

(e) less, the Working Interest share of all bonuses, lease rentals, shut-in payments and other charges paid by Sellers on behalf of Rosetta or by Rosetta on behalf of Sellers with respect to Transferred Properties, the Cured Non-Consent Properties, and the Excluded Properties during the prior monthly accounting cycle which became due and payable on or after the Effective Time;

(f) less, the Service Fee, as applicable; and

(g) plus or less, such other amounts as may be agreed by the Parties in writing.

Except as expressly provided herein, neither Party shall be charged hereunder for any internal overhead or non-billable charges of the other allocated by such Party to any of the Properties, nor for any COPAS overhead charges attributable to Properties operated by Rosetta.

5.3 Monthly Financial Reporting Requirements. For two (2) years from the Effective Time, within fifteen (15) Business Days after the end of each calendar month, Rosetta shall report to Sellers (a) the net revenues and severance and production taxes and direct operating expenses (as processed during the preceding accounting month), on an accrual basis; and (b) adjusted volume and price information for each previous calendar month since the Effective Time. Rosetta shall provide accrued sales volumes and prices no later than the eight (8th) Business Day following the previous month. Sellers or their Affiliates, including Calpine Producer Services, shall continue to generate internal or other operation reports, including those defined in the preceding sentence, for the Properties, and provide such reports to Rosetta (in the same time frame they are currently distributed) to Rosetta. The reports currently generated by Sellers are exhibited on Annex 5.3.

5.4 Joint Interest Billings. In addition to the financial reporting requirements detailed above, Rosetta shall provide to Sellers during the Term for the performance of Sellers’ Services and for a period of four (4) accounting months thereafter, monthly aged accounts receivable reports detailing any uncollected joint interest billings issued to third persons for operations conducted on the Transferred Properties and Non-Consent Properties subsequent to the Effective Time. During this period, Rosetta shall use commercially reasonable efforts to collect all joint interest billings so billed. At the first month after the end of the Consent Period, Rosetta shall, with respect to the Transferred Properties and the Cured Non-Consent Properties, (a) reimburse Sellers for the then-outstanding amount of joint interest billings attributable to operations on such Properties subsequent to the Effective Time, and (b) assume responsibility for the collection thereof. After Rosetta reimburses Sellers, Rosetta shall have the right to retain all amounts it collects.

5.5 Audit.

(a) Each Service Recipient shall have the right to conduct an audit of the books and records of each Service Provider insofar as they pertain to services provided pursuant to this Transition Agreement for the purpose of determining the accuracy of all charges, invoices, statements, and payments made hereunder and to object to the amounts set forth therein; and

(b) Each Service Provider and Service Recipient shall have the right to an adjustment of amounts paid hereunder when an error occurs; provided, however, that any audit must be completed, and any objections made, on or before the expiration of one (1) year after the first Monthly Settlement Statement or Fee Statement, which sets forth such amounts, was received or provided by such Party.

ARTICLE VI

RECORDS ACCESS AND COPYING

6.1 Interim Access. Each Service Provider shall provide the Service Recipient with reasonable access to the records and files pertaining to the Properties including any Non-Consent Properties.

6.2 Interim Copying. Each Service Provider shall deliver files or records reasonably requested by the Service Recipient or, in the alternative, shall provide reasonable access during normal business hours, to copying equipment and sufficient facilities for copying to be performed by such Service Recipient. The expenses charged such Service Recipient for copying shall not exceed fifty percent (50%) of the actual and reasonable costs incurred by such Service Provider. All copies made pursuant to this Section shall be the property of such Service Recipient.

ARTICLE VII

RECORDS TRANSFER

7.1 Transfer of Records. Each Service Provider shall transfer all files created or maintained in connection with the performance of services by such Service Provider, including any revenue remittance detail and vouchers, royalty compliance reports, and all other accounting records and files to the Service Recipient within fifteen (15) Business Days following the end of the last month during which such services are performed under this Transition Agreement.

7.2 Electronic Transfer of Records. To the extent a Service Provider maintains in electronic form any records and files relevant to the Properties including those listed on Annex 7.2, and except as restricted by the Purchase and Sale Agreement, such Service Provider shall use its reasonable efforts to transfer such electronic files to the Service Recipient. Each Service Provider shall reasonably assist the Service Recipient in order to provide that such data is in a form that can be reasonably accessed by the Service Recipient.

ARTICLE VIII

OWNERSHIP OF INFORMATION

Information, work product and data concerning the Properties generated by each Service Provider in providing services hereunder shall be the property of the Service Recipient and shall be delivered to the Service Recipient at the end of the applicable Term with respect to the Transferred Properties and Non-Consent Properties transferred to Rosetta or its Affiliates under the Transfer Agreement for which such services were provided.

ARTICLE IX

FORCE MAJEURE

9.1 Force Majeure. If by reason of Force Majeure any Party hereto is rendered unable, wholly or in part, to carry out its obligations under this Transition Agreement, and if such Party gives notice and reasonably full particulars of such Force

Majeure in writing or by facsimile transmission to the other within a reasonable time after the occurrence of the cause relied on, the Party giving such notice, so far as and to the extent that it is affected by such Force Majeure, shall not be liable for failure of performance hereof during the continuance of any inability so caused; provided such cause shall be remedied with all reasonable dispatch.

9.2 Force Majeure Defined. As used herein, “Force Majeure” shall mean acts of God, strikes, lockouts, or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms (including hurricanes or hurricane warnings), floods, washouts; arrests and restraints of the government, either federal or state, civil or military, civil disturbances; shutdowns for purposes of necessary repairs, relocation, or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing accidents, breakdowns and any other causes, whether of the kind enumerated or otherwise, which are not reasonably in the control of the Party or its Affiliates claiming suspension. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

9.3 Limitations. Such Force Majeure affecting the performance hereunder by any Party, however, shall not relieve such Party of liability in the event of the failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve a Party from its obligations to make payments as determined hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Assignment. This Transition Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the preceding sentence, no Party shall assign this Transition Agreement or its rights hereunder without each other Party’s prior written consent, which shall not be unreasonably withheld or delayed.

10.2 Notices. All notices required or permitted under this Transition Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

If to Sellers:	Calpine Corporation
50 West San Fernando, Suite 500
San Jose, California 95113
Attention: John King, Senior Vice President-International
Telephone: (408) 794-2608
Telecopier: (408) 294-1740

Calpine Fuels Corp.
50 West San Fernando, Suite 500
San Jose, California 95113
Attention: John King, Senior Vice President-International
Telephone: (408) 794-2608
Telecopier: (408) 975-4648

with a copy to:	Calpine Corporation
717 Texas, Suite 2800
Houston, Texas 77002
Attention: Nanette Crawford
Telephone: (713) 830-2085
Telecopier: (713) 830-8751

If to CNGLP:	Calpine Natural Gas L.P.
50 West San Fernando, Suite 500
Attention: General Counsel
Telephone: (408) 794-2608
Telecopier: (408) 975-4648

If to Rosetta:	Rosetta Resources Inc.
717 Texas, Suite 2800
Houston, Texas 77002
Attention: B.A. (Bill) Berilgen
Telephone: (713) 335-2400
Telecopier: (713) 651-3056

with a copy to:	Rosetta Resources Inc.
717 Texas, Suite 2800
Houston, Texas 77002
Attention: Mike Hickey
Telephone: (713) 335-2400
Telecopier: (713) 651-3056

with a copy to:	Rosetta Resources California, LLC
717 Texas, Suite 2800
Houston, Texas 77002
Attention: B.A. (Bill) Berilgen
Telephone: (713) 335-2400
Telecopier: (713) 651-3056

with a copy to:	Rosetta Resources Offshore, LLC
717 Texas, Suite 2800
Houston, Texas 77002
Attention: B.A. (Bill) Berilgen
Telephone: (713) 335-2400
Telecopier: (713) 651-3056

with a copy to:	Rosetta Resources Rockies, LLC
717 Texas, Suite 2800
Houston, Texas 77002
Attention: B.A. (Bill) Berilgen
Telephone: (713) 335-2400
Telecopier: (713) 651-3056

with a copy to:	Rosetta Resources Texas LP
717 Texas, Suite 2800
Houston, Texas 77002
Attention: B.A. (Bill) Berilgen
Telephone: (713) 335-2400
Telecopier: (713) 651-3056

or to such other place within the United State of America as a Party may designate for itself as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

10.3 Governing Law. This Transition Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles thereof.

10.4 Headings. The article and section headings contained in this Transition Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Transition Agreement.

10.5 No Third Person Beneficiaries. Except as expressly provided herein, nothing in this Transition Agreement shall entitle any person other than the Parties, or their respective successors and assigns permitted hereby to make any claim, cause of action, remedy or right of any kind.

10.6 Counterparts. This Transition Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.7 Amendment. No amendment, modification, replacement, termination or cancellation of any provision of this Transition Agreement, including this Section and the Annexes hereto, will be valid, unless the same will be in writing signed by all the Parties.

10.8 Severability. The provisions of this Transition Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Transition Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

10.9 Entire Agreement. This Transition Agreement and the Purchase and Sale Agreement and the Transfer and Assumption Agreement constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations among the Parties, written or oral, to the extent they relate in any way to the subject mater hereof or the transactions contemplated herein.

10.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Transition Agreement. If an ambiguity or question of intent or interpretation arises, this Transition Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Transition Agreement. Any reference to any Applicable Law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Transition Agreement,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Transition Agreement as a whole and not to any particular subdivision unless expressly so limited. The Annexes identified in this Transition Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Transition Agreement unless the context clearly requires otherwise.

10.11 Dispute Resolution. Article 20, Arbitration, of the Purchase and Sale Agreement shall apply to disputes the Parties relating to or arising under this Transition Agreement.

10.12 Conflict. The parties recognize that this Transition Agreement deals for the most part with matters not dealt with in the Purchase and Sale Agreement or Transfer Agreement, and all of these agreements are to be interpreted together as a whole where possible. However, if this Transition Agreement is in direct conflict with the Purchase and Sale Agreement or Transfer Agreement, the Purchase and Sale Agreement and Transfer Agreement shall control.

10.13 Confidentiality. The Parties shall hold and shall each cause their respective Affiliates, officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information or (ii) to the extent any of the Parties is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law. Notwithstanding the foregoing, if any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each of the Parties shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which the Parties will cooperate in seeking to obtain. If such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall furnish, or shall cause the other Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section, “Confidential Information” means all proprietary, technical or operational information, data or material of one Party that, prior to or following the date of this Transition Agreement, has been disclosed by one Party to another, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the provisions of this Transition Agreement (except to the extent that such Confidential Information can be shown to have been (a) in the public domain through no fault of such Party or (b) later lawfully acquired from other sources by the Party to which it was furnished; provided, however, in the case of (b) that, to the knowledge of such Party, such sources did not provide such Information in breach of any confidentiality obligations). Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information.

10.14 Preservation of Legal Privileges. The Parties recognize that the Parties and their Affiliates possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”). Each Party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both Parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other Party’s interest. To that end no Party will knowingly waive or compromise any Privilege associated with such information and advice without the consent of the other Parties. If privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the Parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any Party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

10.15 Joint Defense Privilege. With respect to asserting and preserving the attorney-client privilege, work product privilege or other applicable privileges, in connection with matters involving the Common Representation including the performance of Rosetta Retained Liability Services or any other services provided hereunder relating to any claims by third parties, the Parties acknowledge that each of them has a common interest in the Common Representation. Further, to prepare the Common Representation for trial and appeal, if necessary, with respect to any of the Sellers Retained Liabilities or such third Party claims each Party acknowledges that it is and will be necessary for the Parties, their Affiliates and their Representatives to share or exchange certain information with their attorneys and their representatives in the course of investigating and analyzing the facts and circumstances. To protect privileged and confidential information in that process, the Parties agree that privileged communications will remain privileged under the joint defense doctrine despite this sharing and exchanging of information. The Parties agree that all such information shall be shared or exchanged for solely the purpose of preparing and presenting a common defense. All Parties agree to protect the confidentiality of such information regardless of the disposition of such matters as to any one Party or the withdrawal of a Party from the Common Representation, and shall not disclose such information to any other person. Furthermore, no Party shall use any privileged and confidential information obtained pursuant to this Transition Agreement against the other Party in connection with any subsequent controversy or litigation between the Parties.

The provisions of Exhibit H, Joint Defense Agreement, of the Purchase and Sale Agreement shall apply to any claims (“Indemnified Claims”) by a third party, whether presently or hereafter asserted, for which any Party or Parties (collectively the “Indemnitor”) is obligated to indemnify another Party or Parties ( collectively the “Indemnitee”) under this Transition Agreement. For purposes of the application of the provisions of said Exhibit H to the Indemnified Claims, (a) “Claims” as used therein, shall mean Indemnified Claims as defined in this Section 10.15, (b) “Indemnitor” as used therein, shall mean Indemnitor as defined in this Section, (c) “Indemnitee”, as used therein, shall mean Indemnitee as defined in this Section, (d) “Lawsuit” as used therein shall mean the proceeding in which the Indemnified Claims are asserted, (e) “Party Representative” as used therein shall mean, as to each Party, the person that such Party shall designate from time to time as its representative by written notice to the other Parties, (e) “Effective Date”, as used therein, shall mean the Closing Date as defined in the Purchase and Sale Agreement and (f) “Law firm” shall mean the reputable attorneys selected and retained by Indemnitor to defend the Indemnified Claims. If a lawsuit or other proceeding is hereafter filed or instituted in which an Indemnified Claim is asserted against a Party, Indemnitor and Indemnitee shall, at the request of either, promptly execute a separate Joint Defense Agreement, which is substantially in the form of said Exhibit H, to memorialize the application of this Section to such Indemnified Claim and lawsuit or other proceeding.

10.16 Exclusive Remedy; Survival of Indemnity Obligations. The indemnity obligations of the Parties shall survive the termination of this Transition Agreement and shall be the sole and exclusive remedy of the Parties for any breach arising from or related to this Transition Agreement including the obligations of the other Parties under or in connection with the providing of services under this Transition Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Transition Agreement as of the date first written above.

SELLERS:

CALPINE CORPORATION

By:
Name:
Title:

CALPINE FUELS CORP.

By:
Name:
Title:

ROSETTA:

ROSETTA RESOURCES INC.

By:
Name:
Title:

CNGLP:

CALPINE NATURAL GAS L.P.

BY:

ITS GENERAL PARTNER

By:
Name:
Title:

SUBJECT COMPANIES

ROSETTA RESOURCES TEXAS LP	ROSETTA RESOURCES CALIFORNIA, LLC

By Rosetta Resources Texas GP, LLC
its General Partner
By:
Name:
By:	Title:
Name:
Title:

ROSETTA RESOURCES	ROSETTA RESOURCES ROCKIES, LLC
OFFSHORE, LLC
By:
By:	Name:
Name:	Title:
Title:

ANNEX 1

Subject Companies

Rosetta Resources California, LLC

Rosetta Resources Offshore, LLC

Rosetta Resources Rockies, LLC

Rosetta Resources Texas LP

ANNEX 3.3(a)

Part 1

To Transition Agreement

[Description of Information Services]

Telecom Services	$26,421.55
Data Storage Services	$2,919.60
Outsourcing (SAIC)	$27,984.43
Software Maintenance	$65,746.93
Workforce	$48,601.95
Shared Infrastructure	$68,889.12
Total Monthly Fee:	$240,563.58

“Telcom Services” includes fees associated with voice & data circuits, local/long distance service, cell phone service, communication equipment and conference calls.

“Data Storage Services” includes fees associated with hardware/software used in data storage.

“Outsourcing (SAIC)” includes fees associated with SAIC labor fees for helpdesk, desktop, telephone and server support.

“Software Maintenance” includes fees associated with the specific applications identified in Annex 3.3(a) Part 2.

“Workforce” includes fees associated with workforce costs for Calpine IS employees (direct and shared) who support the Buyer’s Business.

“Shared Infrastructure” includes fees associated with shared infrastructure and is comprised of depreciation and hardware maintenance.

Standard service hours will be 7:30-5:30 CST M-F.

Calpine will arrange for the severance of the email systems and any other Calpine information infrastructure and services. Calpine will take reasonable steps to assist Rosetta in establishing relationships with third party service providers for IS support services, desktop support services, and telecom services (voice, wan & cellular) and support Rosetta until the third party service providers are established for an interim period up to the term of this Transition Agreement. The Parties will cooperate in the removal of any licensed software (i.e., licensed to Calpine) from Rosetta’s computers, unless, prior to the Closing Date, the licensor of such software has consented to allow Rosetta to retain the use of such software. Any fees, costs or expenses incurred in obtaining such licenses or consents will be at Rosetta’s sole cost and expense. Any software licenses currently held by Rosetta will be retained by Rosetta.

ANNEX 3.3(a) Part 2

To Transition Agreement

[Breakdown by Application of Software Maintenance Fee]

IHS CD ROM Calif Statewide	$6,320.00
IHS Well CD Calif. Dist 6	$3,510.00
Internet Drilling info subscription (68.PR)	$5,600.00
LANDWKS, P2S	$16,619.82
OLAP MAINT	$4,330.00
P2 ENERGY SOLUTIONS	$55,673.14
Pan System	$4,050.00
Petra	$15,100.00
PI/Dwights Plus Prod CD - Rocky Mtn	$17,600.00
PI/DWIGHTS Plus Prod CD - TX 1-4	$32,078.00
PI/Dwights Well CD - Rocky Mtn	$14,300.00
Power View	$2,338.00
Prism	$61,846.00
Production Access 2.	$15,800.00
Production Access Amort.	$22,359.48
Qbyte Fm & PW Outlook	$71,180.00
RICOH	$646.58
Scada	$1,500.00
SMT	$50,850.00
Tobin Annual Lease Update	$13,000.00
TOBIN annual lse maintenance adj (TX)	$8,600.00
Tobin well updates	$24,000.00
Total Flow (winccu TDS 32)	$2,000.00
TT & Associates, Inc (DVENG)	$1,800.00
Ultimus Workflow	$21,285.00
Velocity surveys databank	$1,500.00
Well Data on CD - TX 1-4	$30,818.00
Well Performance Analysis	$5,000.00
$788,963.11

ANNEX 3.4

To Transition Agreement

[Rosetta Non-Consent Support Services and Rosetta Excluded Property Services]

(a) Accounting. Rosetta or its Affiliates shall perform all revenue and joint interest accounting functions attributable to the Properties, including but not limited to:

(i) payment of accounts payable,

(ii) collection of accounts receivable,

(iii) general ledger and financial reporting activities

cash management, and

(iv) financial controls and systems.

ANNEX 5.2

To Transition Agreement

MONTHLY SETTLEMENT STATEMENT

DURING TERM HEREOF

CALCULATION OF CASH TRANSFERRED:

Standard Joint Interest Billing Statement

Rosetta’s Revenue Check Detail

Service Fee (as per Section 2.1)	$ •

Other agreed amounts (as per Section 5.2(g))	•

CURRENT MONTH SETTLEMENT	$ •

ANNEX 5.3

To Transition Agreement

[Sample Report per Section 5.3]

ANNEX 7.2

To Transition Agreement

Records as described in Section 7.2:

1.	Property level tax information

2.	Production and sales records, well files, reserve data, engineering data, gas balancing

3.	Cash management and general ledger activities, including accounts receivable and accounts payable

4.	Revenue Disbursement History

5.	Names, Addresses, and Tax IDS for all Legal Entities

6.	Suspended and Deferred Revenues

7.	Sales, Expense and Financial Ledgers

8.	Gas Meter Masters for Rosetta-operated properties

9.	Term and Traditional Gas Contracts

10.	Term Oil Contracts and Arrangements

11.	Gas Balances by Well and Owner

12.	Equipment and Storage Yard Inventory

13.	Revenue Netting Arrangements and Balances

14.	Payout Provisions and Balances/Statuses

15.	Remitter Check Translations

16.	State Production Reporting Regulatory IDS

17.	Gas Plant Processing Calculations and Disbursement History